EXHIBIT 99.2

GBT Technologies Taps Sundance Producer Thomas Hartmann and Branded-Entertainment Veteran Richard Taw to Lead Cube X Media, Its Independent Film Venture

Woodland Hills company builds a team of working filmmakers and marketers to help independent films get funded, made, and seen

WOODLAND HILLS, Calif., Nov. 5, 2026 – GBT Technologies Inc. (OTC PINK: GTCH) (“GBT Technologies Inc.” or the “Company”) today announced the expansion of its executive team under Chief Executive Officer and Chairman Minh Collins, with the appointment of Richard Taw as Chief Marketing Officer and a member of the Board of Directors of the Company and Thomas Hartmann as Vice President of Film Development and Production of Cube X Media Corporation (“Cube X Media”), the Company’s wholly-owned subsidiary, that the expanded team is expected to lead, through which the Company intends to invest in, promote and support fundraising for independent films and entertainment content.

Cube X Media is designed around a repeatable approach to independent film funding and production.

The Company plans to take positions in select film projects. It also plans to help productions present their vision to funders with AI-assisted creative tools, and to support audience building through digital and social channels.

Their backgrounds and contact information follow.

Richard Taw, Chief Marketing Officer and Member of the Board of Directors – Taw brings more than 30 years in marketing, advertising and media sales, including entertainment marketing and brand partnerships. He began his career at Chiat/Day on the Nissan account, co-founded Access Media, a media representation firm serving approximately 20 media brands across the western United States, and recently served as Chief Revenue Officer of Hollywood Branded, an entertainment marketing and brand integration agency. Contact: richard@gbttechinc.com

Thomas Hartmann, Vice President of Film Development and Production of Cube X Media – Hartmann is a Los Angeles-based independent film and television producer, a member of the Producers Guild of America and represented by United Talent Agency (UTA). He produced “Hal & Harper”, created by Cooper Raiff and starring Mark Ruffalo and Lili Reinhart, which premiered at the 2025 Sundance Film Festival and was released by MUBI. His slate includes THICK, CLANG, MID-20s and AMERICAN CANDY. Through Unfold, he also produces commercials, branded content, and entertainment campaigns for clients including Netflix Games, Amazon Music, Rakuten Viki, SEGA and ATLUS. He holds an MFA in Producing from the American Film Institute Conservatory. Contact: thomas@gbttechinc.com

Led by CEO Minh Collins – Taw and Hartmann join the executive team of Minh Collins, GBT’s Chief Executive Officer and Chairman. Collins is a filmmaker whose directing credits include “Qualifying” (Nu Boyana Studios and Millennium Media), “Clown Fear” (Lionsgate) and “Hit List,” and he is CEO of 24 Collins Studios, LLC and founder of the Hollywood Florida Film Festival.

“Independent filmmakers have more ways than ever to make a great film, and it has never been harder to get one funded and seen. Cube X Media is designed to help change that, and the right people are what make it work. Richard brings decades of marketing and branded entertainment experience, and Thomas brings the production depth to help projects move from pitch to screen. I’m excited to have them on the team as we start building,” said Minh Collins, Chief Executive Officer and Chairman of GBT Technologies Inc.

“Too many great independent films never find their funding or their audience because the marketing shows up too late. I’ve spent my career connecting brands, media, and entertainment, and Cube X Media is where we put that experience to work for filmmakers, from the first pitch to the premiere. We invite filmmakers, film fans, and brand partners to follow along as we build,” said Richard Taw, Chief Marketing Officer.

Cube X Media’s website, gbttechinc.com, is now live in preview, with examples of the studio’s work, including AI-produced proof-of-concept reels, expected to be added in the coming weeks. Follow Cube X Media on Instagram (@cubex.media), X (@cubex_media) and TikTok (@cubex.media).

About GBT Technologies Inc.

GBT Technologies Inc. (OTC PINK: GTCH) is a development-stage technology company focused on the research and development of artificial intelligence (AI), Internet of Things (IoT), and intelligent platform technologies. The Company’s initiatives span integrated system architectures, predictive analytics, sensor-based platforms, and other emerging technologies intended to support scalable commercial applications. GBT Technologies pursues growth through internal development and strategic subsidiary initiatives.

About Cube X Media Corporation

Cube X Media Corporation is a wholly owned subsidiary of GBT Technologies Inc., focused on investing in, promoting and supporting fundraising for independent films, along with content creation, digital advertising, vertical content series, and original short-form and cinematic media. Learn more at gbttechinc.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the Company’s plans for Cube X Media, its intended investments in and promotion of film and entertainment projects, and its leadership team. Words such as “intends,” “plans,” “expects,” “may,” “will,” “designed to,” and similar expressions identify forward-looking statements. These statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including the Company’s ability to identify, finance, and complete film investments, market acceptance of its model, competition, reliance on key personnel and third parties, the availability of capital, and the other risks described in the Company’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update them except as required by law.

Media Contact:

Richard Taw, Chief Marketing Officer, Cube X Media

info@gbttechinc.com

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